MORGAN STANLEY
                             SPECTRUM SERIES







        November 2006
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2006.










                                                       Issued: December 29, 2006



[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                               INCEPTION-  COMPOUND
                                                                                                                TO-DATE   ANNUALIZED
          1991  1992  1993  1994   1995  1996  1997  1998  1999   2000   2001   2002  2003  2004   2005   2006  RETURN      RETURN
FUND        %     %     %     %      %     %     %     %     %      %      %      %     %     %      %      %      %           %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Currency   --    --    --    --     --    --    --    --    --    11.7   11.1   12.2  12.4  (8.0) (18.3)  (5.4)   11.4       1.7
                                                                (6 mos.)                                (11 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Global
Balanced   --    --    --   (1.7)  22.8  (3.6) 18.2  16.4   0.8    0.9   (0.3) (10.1)  6.2  (5.6)   4.2    3.3    57.4       3.8
                           (2 mos.)                                                                     (11 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Select    31.2 (14.4) 41.6  (5.1)  23.6   5.3   6.2  14.2  (7.6)   7.1    1.7   15.4   9.6  (4.7)  (5.0)   5.6   190.0       7.2
       (5 mos.)                                                                                         (11 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Strategic  --    --    --    0.1   10.5  (3.5)  0.4   7.8  37.2  (33.1)  (0.6)   9.4  24.0   1.7   (2.6)  18.0    67.3       4.4
                          (2 mos.)                                                                      (11 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum
Technical  --    --    --   (2.2)  17.6  18.3   7.5  10.2  (7.5)   7.8   (7.2)  23.3  23.0   4.4   (5.4)   2.2   128.6       7.1
                          (2 mos.)                                                                      (11 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
NOVEMBER 2006
Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of November 30, 2006 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $11.14                 5.63%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.74                 1.02%
--------------------------------------------------------------------------------
Spectrum Select             $29.00                 2.66%
--------------------------------------------------------------------------------
Spectrum Strategic          $16.73                 5.12%
--------------------------------------------------------------------------------
Spectrum Technical          $22.86                 4.06%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   LIMITED PARTNERS OF MORGAN STANLEY SPECTRUM SELECT L.P. ("SPECTRUM SELECT") ARE REMINDED THAT EFFECTIVE NOVEMBER 1, 2006, THE MONTHLY MANAGEMENT FEE PAYABLE TO RABAR MARKET RESEARCH, INC. ("RABAR") AND EMC CAPITAL MANAGEMENT, INC. ("EMC") WAS REDUCED FROM 1/4 OF 1% (A 3% ANNUAL RATE) TO 5/24 OF 1% (A 2.5%
ANNUAL RATE). ALSO, EFFECTIVE NOVEMBER 1, 2006, THE MONTHLY INCENTIVE FEE PAYABLE TO RABAR AND EMC WAS INCREASED FROM 15% TO 17.5% OF THE TRADING PROFITS EXPERIENCED WITH RESPECT TO THE NET ASSETS ALLOCATED TO RABAR AND EMC AS OF THE END OF EACH CALENDAR MONTH.

   LIMITED PARTNERS OF SPECTRUM SELECT ARE REMINDED THAT, SUBJECT TO CERTAIN RESTRICTIONS, THEY HAVE THE RIGHT TO REDEEM THEIR UNITS OF LIMITED PARTNERSHIP INTERESTS (THE "UNITS") ON A MONTHLY BASIS, AND THAT LIMITED PARTNERS OWNING
MORE THAN 50% OF THE OUTSTANDING UNITS OF SPECTRUM SELECT MAY VOTE TO TAKE CERTAIN ACTIONS WITH RESPECT TO THE PARTNERSHIP, AS MORE FULLY SET FORTH IN
SECTION 15(C) OF THE LIMITED PARTNERSHIP AGREEMENT ON PAGE A-21 OF THE SPECTRUM SERIES PROSPECTUS.

   EFFECTIVE NOVEMBER 6, 2006, KEVIN PERRY WILL NO LONGER SERVE AS CHIEF FINANCIAL OFFICER OF DEMETER.

   EFFECTIVE NOVEMBER 6, 2006, LEE HORWITZ WILL SERVE AS CHIEF FINANCIAL OFFICER OF DEMETER, AND WILL BE A PRINCIPAL OF DEMETER, SUBJECT TO APPROVAL BY AND REGISTRATION WITH THE NATIONAL FUTURES ASSOCIATION.

   LEE HORWITZ, AGE 55, CURRENTLY SERVES AS AN EXECUTIVE DIRECTOR AND CONTROLLER WITHIN THE GLOBAL WEALTH MANAGEMENT GROUP AT MORGAN STANLEY. MR. HORWITZ JOINED MORGAN STANLEY IN MARCH 1984 AND HAS HELD A VARIETY OF POSITIONS THROUGHOUT MORGAN STANLEY'S ORGANIZATION DURING HIS TENURE. MR. HORWITZ RECEIVED A B.A. DEGREE FROM QUEENS COLLEGE AND AN MBA FROM RUTGERS UNIVERSITY. MR. HORWITZ IS A CERTIFIED PUBLICACCOUNTANT.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                   MONTH ENDED NOVEMBER 30, 2006     YTD ENDED NOVEMBER 30, 2006

Australian dollar              1.01                            0.07
British pound                  3.87                            6.75
Euro                           1.33                            1.26
Japanese yen                   -1.1                           -4.99
Swiss franc                   -1.05                           -5.58
Minor Currencies               1.78                           -0.05

   Note: Reflects trading results only and does not include fees or interest income.

          Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund experienced gains from long positions in the British pound, euro, Australian dollar, Polish zloty, and Singapore dollar versus the U.S. dollar. These gains were partially offset by losses from short positions in the Japanese yen and Swiss franc versus the U.S. dollar, as well as long positions in the Mexican peso versus the U.S. dollar.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Long positions in the British pound, euro, Australian dollar, Polish zloty, and Singapore dollar versus the U.S. dollar resulted in profits as the value of the U.S. dollar moved lower against most of its rivals on news that China, the world's largest holder of foreign-exchange reserves, will begin to more aggressively diversify its reserves away from the U.S. currency. The value of the U.S. dollar continued to move lower towards the latter half of the month on concerns of a slowing U.S. economy after reports showed an increase in jobless claims, while consumer sentiment unexpectedly weakened. At the end of the month, the U.S. dollar hit a 14-year low against the British pound and 20-month low against the euro due to expectations that the European Central Bank will continue to raise interest rates, rising home prices and merger and acquisition activity in the United Kingdom, and a marginal decline in unemployment within Germany and France. Also contributing to a significantly weaker U.S. dollar was investor sentiment that the U.S. Federal Reserve will hold, or eventually cut interest rates. Meanwhile, the Australian dollar moved higher amid strength in commodity prices, while the Polish zloty advanced on expectations that economic growth is steady and inflation will remain low in Poland.

Losses were incurred from short positions in the Japanese yen and Swiss franc versus the U.S. dollar as the value of the U.S. dollar weakened against these currencies due to the aforementioned reasons. In addition, the yen strengthened after renewed speculation the Bank of Japan would raise interest rates again this year. Similarly, the Swiss franc gained against the U.S. dollar on indication that the Swiss National Bank will raise interest rates in the near-term. Meanwhile, the Mexican peso declined against the U.S. dollar on concerns that a deceleration in U.S. economic growth will sap demand for Mexican exports.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]


                MONTH ENDED NOVEMBER 30, 2006        YTD ENDED NOVEMBER 30, 2006

Currencies                  0.77                                0.39
Interest Rates              0.08                               -1.91
Stock Indices              -0.09                                 4.4
Energies                   -0.32                               -0.67
Metals                     -0.04                                   1
Agriculturals               0.58                               -0.12


   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, agricultural, and global interest rate sectors. These gains were partially offset by losses recorded in the energy, global stock index, and metals sectors.

Within the currency sector, gains were experienced from long positions in the euro and the British pound versus the U.S. dollar, as well as outright short positions in the U.S. Dollar Index, as the value of the U.S. dollar weakened against most of its major rivals on news that China, the world's largest holder of foreign-exchange reserves, will begin to more aggressively diversify its reserves away from the U.S. currency. The value of the U.S. dollar continued to move lower towards the latter half of the month on concerns of a slowing U.S. economy after reports showed an increase in jobless claims, while consumer sentiment unexpectedly weakened. At the end of the month, the U.S. dollar hit a 20-month low against the euro and 14-year low against the British pound due to expectations that the European Central Bank will continue to raise interest rates, rising home prices and merger and acquisition activity in the United Kingdom, and a marginal decline in unemployment within Germany and France. Also contributing to a significantly weaker U.S. dollar was investor sentiment that the U.S. Federal Reserve will hold, or eventually cut interest rates.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Additional gains were experienced in the agricultural markets from long positions in corn futures as prices rose to their highest level in a decade after forecasts that the crop in the United States would be smaller-than-expected because of dry weather conditions. Corn prices continued to move higher after news that Argentina, one of the world's major corn producers, will suspend new export orders. Elsewhere, long positions in soybean futures recorded additional gains as prices increased on technically-based buying. Smaller gains were recorded in the global interest rate sector from long positions in U.S. fixed-income futures as prices rallied higher, following data showing tamer-than-expected October producer prices. Prices continued to increase amid the aforementioned data showing unexpected weakness in the labor market and consumer sentiment.

A portion of these gains was offset by losses incurred within the energy markets from short positions in crude oil futures and its related products as prices rose on supply concerns after a major Nigerian facility ceased production following a hostage situation, as well as a pipeline delay at BP's Prudhoe Bay, Alaska facility. Prices continued to move higher amid concerns over OPEC's production cut after the U.S. Department of Energy reported a sharp fall in domestic inventories of distillate products.

Additional losses were experienced in the global stock index sector from long positions in Japanese equity index futures during the beginning of the month as prices fell as weak third quarter U.S. Gross Domestic Product data weighed on major Japanese exporters. Elsewhere, long positions in British and French stock index futures recorded losses as prices closed lower on weakness in the automobile and mining sectors. Prices continued to fall after European Central Bank President Jean-Claude Trichet signaled a sixth interest rate hike before year-end to curb inflation across the Euro-Zone.

Smaller losses were recorded in the metals markets from short positions in copper futures as prices increased during mid-month on speculation that the metal may attract investors amid increased demand from China. Additional losses were experienced from long positions in nickel futures as prices were pressured lower by news of slower-than-expected economic growth in France.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

               MONTH ENDED NOVEMBER 30, 2006         YTD ENDED NOVEMBER 30, 2006

Currencies                 3.06                                 -0.04
Interest Rates             0.21                                   2.9
Stock Indices              0.64                                  3.66
Energies                  -1.07                                 -1.88
Metals                    -0.12                                  6.44
Agriculturals              0.25                                 -1.37

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the currency, global stock index, agricultural, and global interest rate sectors. A portion of these gains was offset by losses recorded in the energy and metals sectors.

Within the currency markets, gains were experienced from long positions in the British pound, euro, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar weakened against most of its major rivals on news that China, the world's largest holder of foreign-exchange reserves, will begin to more aggressively diversify its reserves away from the U.S. currency. The value of the U.S. dollar continued to move lower towards the latter half of the month on concerns of a slowing U.S. economy after reports showed an increase in jobless claims, while consumer sentiment unexpectedly weakened. In addition, the pound and euro moved higher due to expectations that the European Central Bank will continue to raise interest rates, rising home prices and merger and acquisition activity in the United Kingdom, and a marginal decline in unemployment within Germany and France.

Within the global stock index sector, long positions in U.S. and Hong Kong equity index futures experienced gains as prices advanced on signs of slowing inflation and solid corporate earnings. Additionally, consumer prices in the U.S. fell more-than-expected last month easing concerns that inflation is climbing in the U.S. Hong Kong stock index futures prices reached record highs amid strength in the technology and banking sectors.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the agricultural markets, gains were experienced from long positions in corn futures as prices rose to their highest level in a decade after forecasts that the crop in the United States would be smaller-than-expected because of dry weather conditions. Corn prices continued to move higher after news that Argentina, one of the world's major corn producers, will suspend new export orders. Elsewhere in the agricultural complex, long positions in soybean and soybean oil futures recorded additional gains as prices increased on technically-based buying.

Smaller gains were recorded in the global interest rate sector from long positions in U.S. fixed-income futures as prices moved higher, following the previously mentioned economic data regarding unexpected weakness in the labor market and consumer sentiment. Meanwhile, long positions in Japanese fixed-income futures experienced gains as prices increased after a government report showed inflation unexpectedly eased to the slowest in five months.

A portion of these gains was offset by losses incurred within the energy markets from short positions in crude oil futures and its related products as prices rose on supply concerns after a major Nigerian facility ceased production following a hostage situation, as well as a pipeline delay at BP's Prudhoe Bay, Alaska facility. Prices continued to move higher amid concerns over OPEC's production cut after the U.S. Department of Energy reported a sharp fall in domestic inventories of distillate products.

Within the metals markets, losses were incurred from long positions in aluminum futures as prices were pressured lower after weaker-than-expected U.S. housing starts data added to fears of an economic slowdown. Elsewhere in the metals markets, short positions in gold futures resulted in losses as prices moved higher due to weakness in the U.S. dollar.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                  MONTH ENDED NOVEMBER 30, 2006      YTD ENDED NOVEMBER 30, 2006

Currencies                   1.56                              -1.88
Interest Rates               0.14                               2.95
Stock Indices                0.36                                3.1
Energies                     0.55                              -0.17
Metals                       1.07                              23.31
Agriculturals                2.26                               0.48

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the agricultural, currency, metals, energy, global stock index, and global interest rate sectors. Gains were experienced within the agricultural markets from long positions in corn futures as prices rose to their highest level in a decade after forecasts that the crop in the United States would be smaller-than-expected because of dry weather conditions. Corn prices continued to move higher after news that Argentina, one of the world's major corn producers, will suspend new export orders. Elsewhere in the agricultural complex, long positions in coffee and sugar futures resulted in gains as prices moved higher on speculation that inventories may be insufficient to satisfy growing demand.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the currency sector, long positions in the euro, British pound, Australian dollar, and New Zealand dollar versus the U.S. dollar experienced gains as the value of the U.S. dollar moved lower against most of its rivals on news that China, the world's largest holder of foreign-exchange reserves, will begin to more aggressively diversify its reserves away from the U.S. currency. The value of the U.S. dollar continued to move lower towards the latter half of the month on concerns of a slowing U.S. economy after reports showed an increase in jobless claims, while consumer sentiment unexpectedly weakened. At the end of the month, the U.S. dollar hit a 20-month low against the euro and 14-year low against the British pound due to expectations that the European Central Bank will continue to raise interest rates, rising home prices and merger and acquisition activity in the United Kingdom, and a marginal decline in unemployment within Germany and France. Also contributing to a significantly weaker U.S. dollar was investor sentiment that the U.S. Federal Reserve will hold, or eventually cut interest rates. Additionally, long positions in the euro versus the Japanese yen resulted in gains as the value of the euro strengthened against most of its major rivals due to the aforementioned reasons. Meanwhile, short positions in the Canadian dollar versus the U.S. dollar resulted in gains as the Canadian dollar declined after a reduction in exports and weaker-than-expected Gross Domestic Product.

Within the metals markets, gains were experienced from long positions in gold and silver futures as prices trended higher due to weakness in the U.S. dollar, as well as increased "safe-haven" demand for the precious metals following growing geopolitical tensions. Smaller gains were recorded from long positions in zinc as prices moved higher due to news of weak inventories. Meanwhile, within the energy markets, long positions in gasoline futures experienced gains as prices rose due to a decline in fuel inventories in the U.S.

Within the global stock index sector, long positions in Hong Kong stock index futures experienced gains as prices reached record highs amid strength in the technology and banking sectors. Additional gains were recorded from long positions in U.S. equity index futures as prices advanced after consumer prices in the U.S. fell more-than-expected last month, easing concerns that inflation is climbing in the U.S. Elsewhere, long positions in German equity index futures resulted in gains as prices climbed sharply higher, boosted by earnings from airline and automotive companies, as well as ongoing merger and acquisition activity in Europe.

Smaller gains were recorded in the global interest rate markets from long positions in Japanese interest rate futures as prices increased after a government report showed inflation unexpectedly eased to the slowest in five months. Elsewhere, long positions in German fixed-income futures resulted in gains as prices rose after the release of data indicating that economic expansion in the Euro-Zone may have peaked during the first half of the year.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

               MONTH ENDED NOVEMBER 30, 2006         YTD ENDED NOVEMBER 30, 2006

Currencies                 3.46                                 -2.74
Interest Rates            -0.37                                   0.6
Stock Indices              1.13                                  6.95
Energies                  -0.19                                 -3.33
Metals                     0.02                                  8.66
Agriculturals              0.35                                 -2.35

   Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the currency, global stock index, and agricultural sectors. These gains were partially offset by losses recorded in the global interest rate and energy sectors.

Within the currency markets, long positions in the euro, British pound, Swedish krona, and Australian dollar versus the U.S. dollar experienced gains as the value of the U.S. dollar moved lower against most of its rivals on news that China, the world's largest holder of foreign-exchange reserves, will begin to more aggressively diversify its reserves away from the U.S. currency. The value of the U.S. dollar continued to move lower towards the latter half of the month on concerns of a slowing U.S. economy after reports showed an increase in jobless claims, while consumer sentiment unexpectedly weakened. At the end of the month, the U.S. dollar hit a 20-month low against the euro and 14-year low against the British pound due to expectations that the European Central Bank will continue to raise interest rates, rising home prices and merger and acquisition activity in the United Kingdom, and a marginal decline in unemployment within Germany and France. Also contributing to a significantly weaker U.S. dollar was investor sentiment that the U.S. Federal Reserve will hold, or eventually cut interest rates. Meanwhile, long positions in the euro versus the Japanese yen resulted in gains as the value of the euro strengthened due to the aforementioned reasons. Elsewhere, long positions in the Australian dollar versus the Canadian dollar recorded gains as the value of the Australian dollar moved higher amid strength in commodity prices.

--------------------------------------------------------------------------------
MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
(CONTINUED)

Within the global stock index sector, long positions in Hong Kong, U.S., Taiwanese, Canadian, and Australian equity index futures recorded gains as prices moved higher after consumer prices in the U.S. fell more-than-expected last month, easing concerns that inflation is climbing in the U.S. Additionally, Hong Kong and Taiwanese stock index futures were boosted on strength in the technology and banking sectors, as well as news that the Japanese economy was stronger-than-expected. Elsewhere, Canadian and Australian equity prices were supported by metals and energy stocks as commodity prices rebounded during November.

Within the agricultural markets, long positions in corn futures experienced gains as prices rose to their highest level in a decade after forecasts that the crop in the United States would be smaller-than-expected because of dry weather conditions. Prices of corn continued to move higher after news that Argentina, one of the world's major corn producers, will suspend new export orders. Elsewhere in the agricultural complex, long positions in soybean oil futures resulted in gains as prices increased on technically-based buying. Finally, long positions in wheat futures experienced gains as prices moved higher in tandem with corn prices.

A portion of these gains was offset by losses incurred within the global interest rate markets from short positions in European and Australian fixed-income futures as prices moved higher after the previously mentioned U.S. economic reports showed an increase in jobless claims and a drop in consumer confidence. In addition, European fixed-income futures prices rose after reports showed a weaker-than-expected French Gross Domestic Product and a decrease in national exports in the third quarter. In addition, data indicating the Euro-Zone economic expansion may have peaked during the first half of the year contributed to higher European fixed-income prices. Meanwhile, Australian fixed-income futures prices climbed higher after a weak October jobs report bolstered expectations that the Reserve Bank of Australia has finished its interest rate tightening campaign.

Within the energy markets, short positions in crude oil futures and its related products incurred losses as prices rose on supply concerns after a major Nigerian facility ceased production following a hostage situation, as well as a pipeline delay at BP's Prudhoe Bay, Alaska facility. Prices continued to move higher amid concerns over OPEC's production cut after the U.S. Department of Energy reported a sharp fall in domestic inventories of distillate products. Additionally, short positions in natural gas futures resulted in losses as prices reversed higher on colder temperatures forecasted in the U.S. and expectations of a decline in domestic inventories.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED NOVEMBER 30, 2006 (UNAUDITED)


                                        MORGAN STANLEY                        MORGAN STANLEY
                                       SPECTRUM CURRENCY                 SPECTRUM GLOBAL BALANCED
                                 ------------------------------       -------------------------------
                                                 PERCENTAGE                        OF PERCENTAGE OF
                                              NOVEMBER 1, 2006                     NOVEMBER 1, 2006
                                                  BEGINNING                            BEGINNING
                                   AMOUNT      NET ASSET VALUE          AMOUNT      NET ASSET VALUE
                                 ----------   -----------------       ----------   -----------------
                                      $               %                    $                %
INVESTMENT INCOME
   Interest income (Note 2)         543,054           .34                179,250           .43
                                 ----------          ----             ----------          ----

EXPENSES
   Brokerage fees (Note 2)          607,201           .38                159,622           .38
   Management fees (Note 3)         264,000           .17                 43,377           .12
                                 ----------          ----             ----------          ----
     Total Expenses                 871,201           .55                202,999           .50
                                 ----------          ----             ----------          ----
NET INVESTMENT LOSS                (328,147)         (.21)               (23,749)         (.07)
                                 ----------          ----             ----------          ----

TRADING RESULTS
Trading profit (loss):
   Realized                              --            --                206,250           .50
   Net change in unrealized       9,247,697          5.84                243,805           .59
                                 ----------          ----             ----------          ----
     Total Trading Results        9,247,697          5.84                450,055          1.09
                                 ----------          ----             ----------          ----
NET INCOME                        8,919,550          5.63                426,306          1.02
                                 ==========          ====             ==========          ====



MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED NOVEMBER 30, 2006 (UNAUDITED)


                                            MORGAN STANLEY                               MORGAN STANLEY
                                          SPECTRUM CURRENCY                         SPECTRUM GLOBAL BALANCED
                               ---------------------------------------       ---------------------------------------
                                                                 PER                                           PER
                                    UNITS          AMOUNT        UNIT            UNITS           AMOUNT        UNIT
                               --------------    -----------     -----       -------------    -----------      -----
                                                      $           $                                 $            $
Net Asset Value,
    November 1, 2006           15,024,859.993    158,400,218     10.54       2,673,426.331     41,640,607      15.58
Net Income                                 --      8,919,550       .60                  --        426,306        .16
Redemptions                      (422,239.007)    (4,703,743)    11.14         (51,788.337)      (815,148)     15.74
Subscriptions                      66,019.310        735,455     11.14           9,865.762        155,287      15.74
                               --------------    -----------     -----       -------------     ----------      -----
Net Asset Value,
    November 30, 2006          14,668,640.296    163,351,480     11.14       2,631,503.756     41,407,052      15.74
                               ==============    ===========     =====       =============     ==========      =====





The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
 STATEMENTS OF OPERATIONS
 FOR THE MONTH ENDED NOVEMBER 30, 2006 (UNAUDITED)


                                        MORGAN STANLEY                 MORGAN STANLEY               MORGAN STANLEY
                                        SPECTRUM SELECT              SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                  ---------------------------   ---------------------------   ---------------------------
                                              PERCENTAGE OF                 PERCENTAGE OF                 PERCENTAGE OF
                                             NOVEMBER 1, 2006              NOVEMBER 1, 2006              NOVEMBER 1, 2006
                                                BEGINNING                     BEGINNING                     BEGINNING
                                    AMOUNT    NET ASSET VALUE     AMOUNT    NET ASSET VALUE     AMOUNT    NET ASSET VALUE
                                  ---------- ----------------   ---------- ----------------   ---------- ----------------
                                       $            %                $            %                $            %

INVESTMENT INCOME
   Interest income (Note 2)        1,814,278        .34            638,788        .33          2,427,368        .34
                                  ----------       ----         ----------       ----         ----------       ----

EXPENSES
   Brokerage fees (Note 2)         2,669,287        .50            970,824        .50          3,553,912        .50
   Management fees (Note 3)        1,171,413        .21            453,488        .23          1,547,772        .21
   Incentive fees (Note 3)                --         --            224,824        .12                 --         --
                                  ----------       ----         ----------       ----         ----------       ----
     Total Expenses                3,840,700        .71          1,649,136        .85          5,101,684        .71
                                  ----------       ----         ----------       ----         ----------       ----
NET INVESTMENT LOSS               (2,026,422)      (.37)        (1,010,348)      (.52)        (2,674,316)      (.37)
                                  ----------       ----         ----------       ----         ----------       ----

TRADING RESULTS
Trading profit (loss):
   Realized                        2,356,192        .44          2,758,709       1.42         11,392,940       1.60
   Net change in unrealized       13,852,431       2.59          8,195,971       4.22         20,106,568       2.83
                                  ----------       ----         ----------       ----         ----------       ----
     Total Trading Results        16,208,623       3.03         10,954,680       5.64         31,499,508       4.43
                                  ----------       ----         ----------       ----         ----------       ----
NET INCOME                        14,182,201       2.66          9,944,332       5.12         28,825,192       4.06
                                  ==========       ====         ==========       ====         ==========       ====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED NOVEMBER 30, 2006 (UNAUDITED)


                                  MORGAN STANLEY                      MORGAN STANLEY                      MORGAN STANLEY
                                  SPECTRUM SELECT                    SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                        -----------------------------------  ----------------------------------  -----------------------------------
                                                      PER                                 PER                                  PER
                            UNITS          AMOUNT     UNIT       UNITS         AMOUNT     UNIT       UNITS         AMOUNT      UNIT
                        --------------  -----------   -----  --------------  -----------  -----  --------------  -----------   -----
                                              $         $                         $         $                         $          $
Net Asset Value,
    November 1, 2006    18,900,287.233  533,857,388   28.25  12,200,548.266  194,164,887  15.91  32,357,270.111  710,782,305   21.97
Net Income                          --   14,182,201     .75              --    9,944,332    .82              --   28,825,192     .89
Redemptions               (302,670.068   (8,777,432)  29.00    (164,228.388)              16.73    (485,716.088  (11,103,470)  22.86
Subscriptions              217,524.900    6,308,222   29.00     211,063.935    3,531,100  16.73     444,564.063   10,162,734   22.86
                        --------------  -----------          --------------  -----------         --------------  -----------
Net Asset Value,
    Novemberr 30, 2006  18,815,142.065  545,570,379   29.00  12,247,383.813  204,892,778  16.73  32,316,118.086  738,666,761   22.86
                        ==============  ===========          ==============  ===========         ==============  ===========





The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING.Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership. Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date.

   Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
   John W. Henry & Company, Inc.
   Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
   SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
   EMC Capital Management, Inc. ("EMC")
   Northfield Trading L.P. ("Northfield")
   Rabar Market Research, Inc. ("Rabar")
   Sunrise Capital Management, Inc. ("Sunrise")
   Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
   Blenheim Capital Management, L.L.C. ("Blenheim")
   Eclipse Capital Management, Inc. ("Eclipse")
   FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
   Campbell & Company, Inc. ("Campbell")
   Chesapeake Capital Corporation ("Chesapeake")
   John W. Henry & Company, Inc. ("JWH")
   Winton Capital Management Limited ("Winton")

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), and 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.




MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


[MORGAN STANLEY LOGO]


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